                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.   20549


                                 FORM  8-K


                              CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported):     February 17, 1995

                       WEST TEXAS UTILITIES COMPANY
          (Exact name of registrant as specified in its charter)

                                   TEXAS
              (State or other jurisdiction of incorporation)

                  0-340                        75-0646790
        (Commission File Number)           (IRS Employer Identification No.)

              301 Cypress Street, Abilene, Texas   79601-5820
           (Address of principal executive offices)  (zip code)

                              (915)  674-7000
           (Registrant's telephone number, including area code)



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Item 5.  Other Events

     Set forth below is selected financial data for West Texas Utilities Company (Company), a wholly-owned electric operating subsidiary of Central and South West Corporation (CSW). The unaudited financial information for the fiscal year ended December 31, 1994 is being provided in anticipation of a possible debt offering by the Company.

     The Company's net income for common stock increased to $37 million in 1994 compared to $29 million in 1993. This increase is primarily a reflection of the following items. Electric operating revenues decreased by $2.5 million or 1% in 1994 compared to 1993 due to a decrease in off-system sales, which was partially offset by higher retail sales. The decrease in electric operating revenues was more than offset by lower operating expenses of approximately $10.6 million resulting from the absence of restructuring charges in 1994 and lower fuel and purchased power expenses. Operating expenses were also impacted by an increase in other operating expenses in 1994 reflecting a reimbursement in 1993 for the settlement of a dispute relating to a coal supply contract. A $2.3 million increase in other income resulting from tax benefits received under the Company's tax sharing agreement with CSW also contributed to the 1994 increase in net income.

     In 1993, the Company accrued $15 million (pre-tax) to meet the costs of a restructuring and early retirement program. The restructuring charge in 1993 was partially offset by a one-time $5.4 million increase in net income resulting from a change in accounting for unbilled revenues, the purpose of which was to match revenues with production expenses on a more timely basis and to conform to the prevalent practice in the electric utility industry. In addition, net income in 1993 was reduced by $1.6 million for the adoption of Statement of Financial Accounting Standards No. 112, Employers' Accounting for Postemployment Benefits.

     For additional information relating to the Company's results of operations during 1993, see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

SELECTED FINANCIAL INFORMATION

For the Years Ended December 31
(thousands)

                                          1994      1993      1992     1991
                                       (Unaudited)

Operating Revenues                      $342,991  $345,445  $315,370  $318,966
Operating Income                          54,763    46,576    57,302    57,925
Income before cumulative effect of        37,366    26,517    35,007    36,368
change in accounting principles
Cumulative effect of change in                --     3,779        --        --
accounting principles
Net Income                                37,366    30,296    35,007    36,368
Net Utility Plant                        663,855   653,426   651,221   650,833



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CAPITALIZATION AT DECEMBER 31, 1994
(thousands except ratios)
                               Dollars   Percent
                                   (UNAUDITED)

Common Equity                 $271,954     55.7%
Preferred Stock                  6,291      1.3%
Long-term Debt (1)             210,047     43.0%
                               -------    ------
                              $488,292    100.0%
                               =======    ======

(1) Does not include $0.7 million of long-term debt classified as due within 12 months.


West Texas Utilities Company
Ratio of Earnings to Fixed Charges
For the Twelve Months Ended December 31, 1994
(thousands except percentages)


                                      (UNAUDITED)

Operating income                        $54,763

Adjustments:
Federal income taxes                      7,900
Provision for deferred Federal            8,377
income taxes
Deferred investment tax credits         (1,321)
Other income and deductions               4,210
Allowance for borrowed and equity
funds
used during construction                    474
                                         ------
Earnings                                $74,403
                                         ======
Fixed charges:
Interest on long-term debt              $18,547
 Other interest                           3,534
                                         ------
Fixed Charges                           $22,081
                                         ======

Ratio of Earnings to Fixed Charges         3.37
                                         ======



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                                 SIGNATURE

Pursuant  to the requirements of the Securities Exchange Act of  1934,  the registrant  has duly caused this report to be signed on its behalf  by  the undersigned hereunto duly authorized.



                                         WEST TEXAS UTILITIES COMPANY



Date:  February 17, 1995


                                         R. Russell Davis
                                         Controller and
                                         Principal Accounting Officer